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Exhibit 12

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
TO FIXED CHARGES (UNAUDITED)
(In Thousands of Dollars Except Ratios)

	Successor				Predecessor

				For the periods from
						Year ended December 31,
	Years ended December 31,			December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005
	2008	2007	2006			2004
Income (loss) before income taxes and minority interest	$(1,382,807)	$386,820	$200,651	$(33,218)	$574,906	$502,552
Interest expense	869,950	916,725	943,210	26,812	510,403	408,171
Portion of rent estimated to represent the interest factor	155,722	165,109	147,800	4,084	131,449	119,918

Earnings (loss) before income taxes, minority interest and fixed charges(b)	$(357,135)	$1,468,654	$1,291,661	$(2,322)	$1,216,758	$1,030,641

Interest expense (including capitalized interest)	$872,795	$921,634	$949,405	$26,939	$513,275	$409,046
Portion of rent estimated to represent the interest factor	155,722	165,109	147,800	4,084	131,449	119,918

Fixed charges	$1,028,517	$1,086,743	$1,097,205	$31,023	$644,724	$528,964

Ratio of earnings to fixed charges(b)	(a )	1.4	1.2	(a )	1.9	1.9

(a)
Earnings (loss) before income taxes, minority interest and fixed charges for the year ended December 31, 2008 and the Successor period ended December 31, 2005 were inadequate to cover fixed charges for the period by $1,385.7 million and $33.3 million, respectively.

(b)
We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, or "FIN 48," "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" on January 1, 2007. Accrued interest expense, for the year ended December 31, 2008 and 2007, of approximately $0.6 million and $3.4 million, respectively, is excluded from both fixed charges and earnings.

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  Exhibit 12
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED) (In Thousands of Dollars Except Ratios)